Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP - Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP - Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 7, 2013	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2013 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $4.9 million, or basic net income per share of $.53, on net sales of $383.6 million for the first quarter of 2013, compared to net income of $4.6 million, or basic net income per share of $.50, on net sales of $377.2 million for the first quarter of 2012. The results for the first quarter of 2013 included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and a $0.4 million decrease to tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013 and other income tax changes. The results for the first quarter of 2012 included a $0.9 million increase in income tax expense due to the recording of valuation allowance for certain deferred tax assets and other income tax changes.

On a comparable basis, the Company earned $4.7 million in the first quarter of 2013, or comparable basic net income per share of $.51, versus $5.5 million in the first quarter of 2012, or comparable basic net income per share of $.60.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first quarter of 2013 and 2012:

	First Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$4,862	$4,565	$0.53	$0.50

Net loss on commodity hedges, net of tax	298	-	0.03	-
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	(419)	912	(0.05)	0.10

Total	(121)	912	(0.02)	0.10

Comparable net income (a)	$4,741	$5,477	$0.51	$0.60

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first quarters of 2013 and 2012. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “Our announcement on April 16th of our signing of a Letter of Intent with The Coca-Cola Company was a very significant event for the Company. We have been focused on growing our business in many ways over the years, and this opportunity with The Coca-Cola Company provides for growth in contiguous territories, allowing us to leverage our current infrastructure and operational capabilities.”

Hank Flint, President and COO, added, “The first quarter was challenging with a cautious consumer impacted by higher taxes and fuel prices as well as cooler than average weather across most of our franchise territory. We were pleased that even in a tough operating environment, we were able to grow revenue and continue to diligently manage our operating expenses. With the seasonal nature of our business, our focus will be on our peak revenue months in the second and third quarters and creating value for our customers, consumers and shareholders.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we face in 2013: moving forward on the proposed territory growth transactions that are described in the Letter of Intent dated April 15, 2013 with The Coca-Cola Company that we believe provide us with the opportunity for growth in contiguous territories that will allow us to leverage our current infrastructure and operational capabilities; the diligent management of our operating expenses; the focus on our peak revenue months and the continuation of creating value for our customer, consumers and shareholders.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2013	2012

Net sales	$383,551	$377,185
Cost of sales	229,852	221,591

Gross margin	153,699	155,594
Selling, delivery and administrative expenses	138,211	136,961

Income from operations	15,488	18,633
Interest expense, net	7,379	9,071

Income before income taxes	8,109	9,562
Income taxes	2,440	4,467

Net income	5,669	5,095
Less: Net income attributable to noncontrolling interest	807	530

Net income attributable to Coca-Cola Bottling Co. Consolidated	$4,862	$4,565

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.53	$0.50

Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$0.53	$0.50

Weighted average number of Class B Common Stock shares outstanding	2,095	2,073

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.52	$0.49

Weighted average number of Common Stock shares outstanding – assuming dilution	9,276	9,254

Class B Common Stock	$0.52	$0.49

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,135	2,113